Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Fourth Quarter 2012 Capital Actions

Share Repurchases of $80.7 million
Dividend Payment of $4.5 million
Principal payments of $30.4 million under Senior Secured Credit Agreement

Carmel, Ind., December 31, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the fourth quarter of 2012 it repurchased 8,639,215 shares of its common stock for an aggregate purchase price of $80.7 million under its securities repurchase program. The shares were repurchased at an average cost of $9.34 per share and represented 3.8% of the total outstanding shares as of September 30, 2012. Total shares repurchased under the program year-to-date total 21,533,393 shares for an aggregate purchase price of $180.2 million, at an average cost of $8.37 per share. As of September 30, 2012, CNO had approximately 230 million shares outstanding. The company currently has repurchase capacity under its securities buyback program of approximately $350 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the securities repurchases (if any) will be based on business and market conditions and other factors.

CNO made a principal prepayment today of $28.4 million in an amount equal to 33% of share repurchases and dividend payments, as required under the terms of its Senior Secured Credit Agreement. The company made an additional payment of $2.0 million to cover the remaining portion of the scheduled term loan installment. The next scheduled principal payment under the facility of $12.5 million is due March 31, 2013.

About CNO

CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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